Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2026

Fair Lawn, New Jersey (April 20, 2026): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $13.1 million, or $0.13 per basic and diluted share, for the quarter ended March 31, 2026, as compared to $8.9 million, or $0.09 per basic and diluted share, for the quarter ended March 31, 2025. Earnings for the quarter ended March 31, 2026 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, and a decrease in provision for credit losses, partially offset by lower non-interest income, an increase in non-interest expense and higher income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “It was an exciting first quarter for Columbia as we announced our intention to undertake our second step conversion offering as well as a significant merger with Northfield Bancorp, Inc. We believe that these transactions have the ability to transform our company by introducing us to new geographic markets in the New York metro area, adding a lower cost deposit base, and providing abundant capital for future growth of our franchise. Our teams are actively working on integration plans to ensure a seamless transition for our customers. The completion of the second-step conversion and the merger remain subject to the satisfaction of various closing conditions, including the receipt of all required regulatory approvals and the receipt of all required applicable stockholder and member approvals.”
Regarding the quarterly financial results, Mr. Kemly added, “Our first quarter results included higher core net income driven by net interest margin expansion and lower provision for credit losses partially offset by merger related costs and a higher income tax rate. While the balance sheet was fairly flat with prior quarter, higher commercial loan prepayments offset solid loan production. We reduced our cost of deposits by 6 basis points despite heightened competition for deposits in our markets. "
Financial Highlights
•Net income increased by $4.2 million, or 47.2% for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025 and decreased $2.6 million compared to the quarter ended December 31, 2025.
•Net interest margin of 2.42% for the quarter ended March 31, 2026 increased by 31 basis points compared to 2.11% for the quarter ended March 31, 2025 and 6 basis points compared to 2.36% for the quarter ended December 31, 2025.
•The Company recorded net recoveries on loans of $604,000 for the quarter ended March 31, 2026 as compared to net charge-offs on loans of $857,000 for the quarter ended March 31, 2025.

Results of Operations for the Three Months Ended March 31, 2026 and March 31, 2025
Net income of $13.1 million was recorded for the quarter ended March 31, 2026, an increase of $4.2 million compared to net income of $8.9 million for the quarter ended March 31, 2025. The increase in net income was primarily attributable to a $10.1 million increase in net interest income, and a $2.0 million decrease in provision for credit losses, partially offset by a $1.7 million decrease in non-interest income, a $3.6 million increase in non-interest expense, and a $2.5 million increase in income tax expense.
Net interest income was $60.4 million for the quarter ended March 31, 2026, an increase of $10.1 million, or 20.0%, from $50.3 million for the quarter ended March 31, 2025. The increase in net interest income was primarily attributable to a $6.7 million increase in interest income and a $3.4 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans and securities coupled with an increase in average yields on loans. The 75 basis point decrease in market interest rates during 2025 contributed to lower interest rates paid on new and repricing deposits and borrowings during the quarter ended March 31, 2026, but did not have as significant of an impact on the yields on interest-earning assets, which remained stable since December 31, 2025, as assets repriced at a slower pace. Prepayment penalties, which are included in interest income on loans, totaled $253,000 for the quarter ended March 31, 2026, compared to $257,000 for the quarter ended March 31, 2025.
The average yield on loans for the quarter ended March 31, 2026 increased 12 basis points to 5.01%, as compared to 4.89% for the quarter ended March 31, 2025. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended March 31, 2026 decreased 7 basis points to 3.38%, as compared to 3.45% for the quarter ended March 31, 2025. Interest income on securities increased due to an increase in the average balance of securities which more than offset a decrease in the average yield. The average yield on other interest-earning assets for the quarter ended March 31, 2026 decreased 97 basis points to 4.78%, as compared to 5.75% for the quarter ended March 31, 2025, mainly due to a 165 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $58.5 million for the quarter ended March 31, 2026, a decrease of $3.4 million, or 5.4%, from $61.8 million for the quarter ended March 31, 2025. The decrease in interest expense was primarily attributable to a 30 basis point decrease in the average cost of interest-bearing deposits coupled with a 32 basis point decrease in the average cost of borrowings, partially offset by an increase in both the average balance of interest-bearing deposits and borrowings. Interest expense on deposits decreased $3.8 million, or 7.6% due to the decrease in the average cost of deposits. Interest expense on borrowings increased $476,000, or 4.1%, for the quarter ended March 31, 2026 as compared to the quarter ended March 31, 2025, due to the increase in the average balance of borrowings, which more than offset the decrease in the average cost.
The Company's net interest margin for the quarter ended March 31, 2026 increased 31 basis points to 2.42% when compared to 2.11%, for the quarter ended March 31, 2025, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 7 basis points to 4.76% for the quarter ended March 31, 2026 as compared to 4.69% for the quarter ended March 31, 2025. The average cost of interest-bearing liabilities decreased 29 basis points to 2.92% for the quarter ended March 31, 2026 as compared to 3.21% for the quarter ended March 31, 2025.
The provision for credit losses for the quarter ended March 31, 2026 was $1.0 million, a decrease of $2.0 million, or 67.4%, from $2.9 million for the quarter ended March 31, 2025. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, with net recoveries on loans of $604,000 for the quarter ended March 31, 2026, as compared to net charge-offs on loans of $857,000 for the quarter ended March 31, 2025, and a decrease in the balance of loans receivable, partially offset by an increase in qualitative loss rates based on the evaluation of current and projected economic conditions.
Non-interest income was $6.7 million for the quarter ended March 31, 2026, a decrease of $1.7 million, or 20.4%, from $8.5 million for the quarter ended March 31, 2025. The decrease was primarily attributable to a decrease in the change in fair value of equity securities of $1.5 million, and a decrease of $379,000 in other non-interest income, mainly related to interest rate swaps.
Non-interest expense was $47.5 million for the quarter ended March 31, 2026, an increase of $3.6 million, or 8.3%, from $43.8 million for the quarter ended March 31, 2025. The increase was primarily attributable to an increase in compensation and employee benefits expense of $2.5 million, and an increase in merger-related expenses of $1.8 million, partially offset by a decrease of $1.1 million in professional fees. The increase in compensation and employee benefits expense was due to normal annual increases and an increase in the number of employees.
Income tax expense was $5.6 million for the quarter ended March 31, 2026, an increase of $2.5 million, as compared to income tax expense of $3.1 million for the quarter ended March 31, 2025, mainly due to higher pre-tax income. The Company's effective tax rate was 29.9% and 25.9% for the quarters ended March 31, 2026 and 2025, respectively. The increase in the 2026 effective tax rate was due to non-deductible merger-related expenses.
Balance Sheet Summary

Total assets decreased $8.3 million, or 0.1%, with a balance of $11.0 billion at both March 31, 2026 and December 31, 2025. The decrease in total assets was primarily attributable to decreases in cash and cash equivalents of $63.9 million, debt securities held to maturity of $18.4 million, and loans receivable, net, of $33.9 million, partially offset by an increase in debt securities available for sale of $76.9 million, an increase in Federal Home Loan Bank and Federal Reserve Bank Stock of $18.3 million, and an increase in other real estate owned of $5.9 million, representing one non-performing construction loan transferred to other real estate owned in March 2026.

Cash and cash equivalents decreased $63.9 million, or 18.7%, to $276.9 million at March 31, 2026 from $340.8 million at December 31, 2025. The decrease was primarily attributable to purchases of securities of $138.2 million, the purchase of Federal Reserve Bank of New York Stock, the origination of loans receivable, and a decrease in total deposits of $72.1 million, partially offset by principal repayments on securities of $20.9 million, calls and maturities on securities of $54.9 million., repayments on loans receivable and an increase in borrowings of $60.0 million.

Debt securities available for sale increased $76.9 million, or 6.8%, to $1.2 billion at March 31, 2026 from $1.1 billion at December 31, 2025. The increase was attributable to purchases of securities of $138.2 million, consisting primarily of U.S. government obligations and mortgage-backed securities, partially offset by an increase in the gross unrealized loss on securities of $4.8 million, calls and maturities on securities of $40.0 million, and repayments on securities of $17.1 million.

Debt securities held to maturity decreased $18.4 million, or 4.6%, to $377.8 million at March 31, 2026 from $396.2 million at December 31, 2025. The decrease was primarily attributable to maturities on securities of $14.9 million and repayments on securities of $3.8 million.

Loans receivable, net, decreased $33.9 million, or 0.4%, with a balance of $8.2 billion at both March 31, 2026 and December 31, 2025. One-to-four family loans, multifamily loans, commercial real estate loans, commercial business loans, and home equity loans and advances decreased $14.7 million, $8.4 million, $40.3 million, $14.5 million, and $5.6 million, respectively, partially offset by an increase in construction loans of $51.3 million. The allowance for credit losses for loans increased $1.6 million to $68.8 million at March 31, 2026 from $67.2 million at December 31, 2025, primarily due to an increase in qualitative loss rates based on the evaluation of current and projected economic conditions.

Total liabilities decreased $21.3 million, or 0.2%, to $9.8 billion at March 31, 2026 from $9.9 billion at December 31, 2025. The decrease was primarily attributable to a decrease in total deposits of $72.1 million, or 0.9%, and a decrease in accrued expenses and other liabilities of $11.3 million, partially offset by an increase in borrowings of $60.0 million, or 5.1%. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits and money market accounts of $9.4 million, $102.9 million, and $13.8 million, respectively, partially offset by increases in savings and club accounts and certificates of deposits of $1.6 million and $52.4 million, respectively. The decrease in interest-bearing demand deposits was mainly attributable to seasonal decreases in the balance of municipal deposits. The decrease in accrued expenses and other liabilities related to the payout of benefit related accrued expenses coupled with a decrease in outstanding checks. The $60.0 million increase in borrowings was driven by a net increase in short-term borrowings of $35.0 million, coupled with new long-term borrowings of $40.0 million, partially offset by repayments of $15.0 million in maturing long-term borrowings.

Total stockholders’ equity increased $13.0 million, or 1.1%, with a balance of $1.2 billion at both March 31, 2026 and December 31, 2025, primarily attributable to net income of $13.1 million.
Asset Quality
The Company's non-performing loans at March 31, 2026 totaled $41.4 million, or 0.50% of total gross loans, as compared to $38.0 million, or 0.46% of total gross loans, at December 31, 2025. The $3.4 million increase in non-performing loans was primarily attributable to one $10.6 million commercial real estate loan on a six-story mixed use building which includes apartments and commercial/storage space designated as non-performing during the 2026 period, partially offset by a decrease in non-performing commercial business loans of $1.6 million, and a decrease in non-performing construction loans of $5.9 million. The decrease in non-performing construction loans was due to one loan secured by a mixed use five-story building with both commercial space and apartments, being transferred to other real estate owned in March 2026. Non-performing assets as a percentage of total assets totaled 0.43% at March 31, 2026, as compared to 0.34% at December 31, 2025.
For the quarter ended March 31, 2026, net recoveries totaled $604,000, as compared to net charge-offs of $857,000 for the quarter ended March 31, 2025.
The Company's allowance for credit losses on loans was $68.8 million, or 0.84% of total gross loans, at March 31, 2026, compared to $67.2 million, or 0.82% of total gross loans, at December 31, 2025. The increase in the allowance for credit losses for loans was primarily due to an increase in qualitative loss rates based on the evaluation of current and projected economic conditions.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 70 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; and the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses.

In addition, with respect to the Company’s previously announced second-step conversion and proposed merger with Northfield Bancorp (“Northfield”), such risks, uncertainties and assumptions, include, among others, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; (ii) the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the possibility that the proposed transaction does not close when expected or at all because required regulatory approvals, the approval by the Company’s and/or Northfield’s stockholders, or other approvals and the other conditions to closing are not received or satisfied on a timely basis or at all; (iii) the outcome of any legal proceedings that may be instituted against the Company or Northfield; (iv) the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the Company and Northfield operate; (v) the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected; (vi) the Company’s ability to successfully complete its second step conversion; (vi) the possibility that the final independent appraisal of the Company will differ from the preliminary independent appraisal of the Company; (viii) the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks; (ix) the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events; (x) the diversion of management’s attention from ongoing business operations and opportunities; (xi) potential adverse reactions of the Company’s or Northfield’s customers or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; (xii) a material adverse change in the financial condition of the Company or Northfield; (xiii) changes in the Company’s or Northfield’s share price before closing; (xiv) risks relating to the potential dilutive effect of shares of the Company’s common stock to be issued in the proposed transaction.

Forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2026	2025
Assets	(Unaudited)
Cash and due from banks	$276,835	$340,695
Short-term investments	112	111
Total cash and cash equivalents	276,947	340,806

Debt securities available for sale, at fair value	1,198,870	1,122,017
Debt securities held to maturity, at amortized cost (fair value of $347,973, and $367,289 at March 31, 2026 and December 31, 2025, respectively)	377,847	396,233
Equity securities, at fair value	5,638	6,802
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	82,865	64,604

Loans receivable	8,259,678	8,292,010
Less: allowance for credit losses	68,761	67,201
Loans receivable, net	8,190,917	8,224,809

Accrued interest receivable	41,805	41,490
Office properties and equipment, net	82,583	82,985
Bank-owned life insurance	285,267	283,094
Goodwill and intangible assets	119,681	120,302
Other real estate owned	5,923	—
Other assets	342,164	335,651
Total assets	$11,010,507	$11,018,793

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,372,014	$8,444,079
Borrowings	1,243,462	1,183,472
Advance payments by borrowers for taxes and insurance	47,909	45,792
Accrued expenses and other liabilities	173,400	184,722
Total liabilities	9,836,785	9,858,065

Stockholders' equity:
Total stockholders' equity	1,173,722	1,160,728
Total liabilities and stockholders' equity	$11,010,507	$11,018,793

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Interest income:	(Unaudited)
Loans receivable	$102,152	$95,110
Debt securities available for sale and equity securities	10,223	9,742
Debt securities held to maturity	2,756	2,811
Federal funds and interest-earning deposits	2,380	2,858
Federal Home Loan Bank and Federal Reserve Bank stock dividends	1,360	1,642
Total interest income	118,871	112,163
Interest expense:
Deposits	46,311	50,145
Borrowings	12,169	11,693
Total interest expense	58,480	61,838

Net interest income	60,391	50,325

Provision for credit losses	956	2,933

Net interest income after provision for credit losses	59,435	47,392

Non-interest income:
Demand deposit account fees	2,046	1,888
Bank-owned life insurance	2,173	1,859
Title insurance fees	658	646
Loan fees and service charges	1,194	1,056
Change in fair value of equity securities	(1,164)	308
Gain on sale of loans	20	515
Other non-interest income	1,820	2,199
Total non-interest income	6,747	8,471

Non-interest expense:
Compensation and employee benefits	31,097	28,583
Occupancy	6,797	6,185
Federal deposit insurance premiums	1,585	1,880
Advertising	648	531
Professional fees	1,394	2,515
Data processing and software expenses	4,652	4,061
Merger-related expenses	1,823	—
Other non-interest expense, net	(509)	90
Total non-interest expense	47,487	43,845

Income before income tax expense	18,695	12,018

Income tax expense	5,596	3,118

Net income	$13,099	$8,900

Earnings per share-basic	$0.13	$0.09
Earnings per share-diluted	$0.13	$0.09
Weighted average shares outstanding-basic	101,266,942	101,816,716
Weighted average shares outstanding-diluted	101,453,090	101,816,716

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2026			2025
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,262,682	$102,152	5.01%	$7,894,561	$95,110	4.89%
Securities	1,556,205	12,979	3.38%	1,477,537	12,553	3.45%
Other interest-earning assets	317,393	3,740	4.78%	317,433	4,500	5.75%
Total interest-earning assets	10,136,280	118,871	4.76%	9,689,531	112,163	4.69%
Non-interest-earning assets	888,357			873,451
Total assets	$11,024,637			$10,562,982

Interest-bearing liabilities:
Interest-bearing demand	$1,971,817	$10,067	2.07%	$2,060,528	$13,172	2.59%
Money market accounts	1,474,109	9,065	2.49%	1,282,241	7,606	2.41%
Savings and club deposits	621,857	652	0.43%	649,257	1,108	0.69%
Certificates of deposit	2,871,480	26,527	3.75%	2,756,895	28,259	4.16%
Total interest-bearing deposits	6,939,263	46,311	2.71%	6,748,921	50,145	3.01%
FHLB advances	1,188,075	12,023	4.10%	1,060,911	11,554	4.42%
Junior subordinated debentures	7,061	131	7.52%	7,040	139	8.01%
Other borrowings	1,444	15	4.21%	—	—	—%
Total borrowings	1,196,580	12,169	4.12%	1,067,951	11,693	4.44%
Total interest-bearing liabilities	8,135,843	$58,480	2.92%	7,816,872	$61,838	3.21%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,486,842			1,432,837
Other non-interest-bearing liabilities	235,029			222,604
Total liabilities	9,857,714			9,472,313
Total stockholders' equity	1,166,923			1,090,669
Total liabilities and stockholders' equity	$11,024,637			$10,562,982

Net interest income		$60,391			$50,325
Interest rate spread			1.84%			1.48%
Net interest-earning assets	$2,000,437			$1,872,659
Net interest margin			2.42%			2.11%
Ratio of interest-earning assets to interest-bearing liabilities	124.59%			123.96%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Yield on interest-earning assets:
Loans	5.01%	5.03%	5.04%	4.96%	4.89%
Securities	3.38	3.36	3.41	3.55	3.45
Other interest-earning assets	4.78	4.69	5.24	5.16	5.75
Total interest-earning assets	4.76%	4.77%	4.81%	4.75%	4.69%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.71%	2.79%	2.91%	2.95%	3.01%
Total borrowings	4.12	4.25	4.37	4.44	4.44
Total interest-bearing liabilities	2.92%	3.01%	3.14%	3.18%	3.21%

Interest rate spread	1.84%	1.76%	1.67%	1.57%	1.48%
Net interest margin	2.42%	2.36%	2.29%	2.19%	2.11%

Ratio of interest-earning assets to interest-bearing liabilities	124.59%	124.84%	124.64%	124.01%	123.96%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.48%	0.57%	0.55%	0.46%	0.34%
Core return on average assets	0.55%	0.57%	0.56%	0.47%	0.35%
Return on average equity	4.55%	5.43%	5.23%	4.46%	3.31%
Core return on average equity	5.17%	5.50%	5.41%	4.58%	3.37%
Core return on average tangible equity	5.75%	6.14%	6.04%	5.14%	3.78%
Interest rate spread	1.84%	1.76%	1.67%	1.57%	1.48%
Net interest margin	2.42%	2.36%	2.29%	2.19%	2.11%
Non-interest income to average assets	0.25%	0.31%	0.36%	0.38%	0.33%
Non-interest expense to average assets	1.75%	1.70%	1.65%	1.68%	1.68%
Efficiency ratio	70.73%	68.42%	67.04%	70.30%	74.57%
Core efficiency ratio	68.02%	68.06%	66.04%	69.41%	74.20%
Average interest-earning assets to average interest-bearing liabilities	124.59%	124.84%	124.64%	124.01%	123.96%
Net (recoveries)/charge-offs to average outstanding loans (2)	(0.03)%	0.03%	0.04%	0.04%	0.04%

(1) Ratios are annualized when appropriate.
(2) The June 30, 2025 ratio includes $3.2 million of non-annualized PCD charge-offs related to the purchased commercial equipment finance loans.

ASSET QUALITY DATA:
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(Dollars in thousands)
Non-accrual loans	$41,375	$38,000	$32,529	$39,545	$24,856
90+ and still accruing	—	—	—	—	—
Non-performing loans	41,375	38,000	32,529	39,545	24,856
Real estate owned	5,923	—	—	—	1,334
Total non-performing assets	$47,298	$38,000	$32,529	$39,545	$26,190

Non-performing loans to total gross loans	0.50%	0.46%	0.40%	0.49%	0.31%
Non-performing assets to total assets	0.43%	0.34%	0.30%	0.37%	0.25%
Allowance for credit losses on loans ("ACL")	$68,761	$67,201	$65,659	$64,467	$62,034
ACL to total non-performing loans	166.19%	176.84%	201.85%	163.02%	249.57%
ACL to gross loans	0.84%	0.82%	0.80%	0.79%	0.78%

LOAN DATA:
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(In thousands)
Real estate loans:
One-to-four family	$2,543,588	$2,558,252	$2,583,162	$2,629,372	$2,676,566
Multifamily	1,669,232	1,677,613	1,612,105	1,578,733	1,567,862
Commercial real estate	2,472,993	2,513,260	2,532,329	2,517,693	2,429,429
Construction	520,753	469,438	465,283	415,403	437,081
Commercial business loans	752,246	766,792	771,486	726,526	614,049
Consumer loans:
Home equity loans and advances	249,487	255,126	256,970	256,384	253,439
Other consumer loans	2,850	2,895	2,725	2,602	2,547
Total gross loans	8,211,149	8,243,376	8,224,060	8,126,713	7,980,973
Purchased credit deteriorated loans	10,158	10,442	10,920	11,998	10,395
Net deferred loan costs, fees and purchased premiums and discounts	38,371	38,192	37,580	36,788	35,940
Allowance for credit losses	(68,761)	(67,201)	(65,659)	(64,467)	(62,034)
Loans receivable, net	$8,190,917	$8,224,809	$8,206,901	$8,111,032	$7,965,274

	At March 31,2026
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,669,232	20.9%	59.0%	1.52

Owner Occupied Commercial Real Estate	$654,745	8.2%	59.4%	2.51

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$530,079	6.6%	54.8%	1.58
Mixed Use	305,188	3.8	61.2	1.52
Industrial / Warehouse	429,163	5.4	52.9	1.65
Non-Medical Office	171,953	2.2	51.4	1.87
Medical Office	91,291	1.1	59.8	1.47
Single Purpose	60,823	0.8	63.5	1.38
Other	229,751	2.9	49.8	2.07
Total	$1,818,248	22.8%	55.0%	1.66

Total Multifamily and Commercial Real Estate Loans	$4,142,225	51.9%	57.3%	1.74

As of March 31, 2026, the Company had loan exposures of approximately $798,000 and $845,000 related to office and rent stabilized multifamily in New York City, respectively.
.

DEPOSIT DATA:
	March 31, 2026		December 31, 2025		September 30, 2025		June 30, 2025
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$1,508,030	—%	$1,517,399	—%	$1,490,722	—%	$1,439,951	—%
Interest-bearing demand	1,882,987	1.86	1,985,871	1.99	1,855,724	2.04	1,872,265	2.03
Money market accounts	1,451,274	2.43	1,465,028	2.59	1,396,474	2.74	1,355,682	2.79
Savings and club deposits	625,001	0.42	623,444	0.47	638,857	0.61	644,761	0.70
Certificates of deposit	2,904,722	3.71	2,852,337	3.80	2,858,544	3.89	2,822,824	3.96
Total deposits	$8,372,014	2.16%	$8,444,079	2.23%	$8,240,321	2.32%	$8,135,483,000	2.36%

CAPITAL RATIOS:
	March 31,	December 31,
	2026 (1)	2025
Company:
Total capital (to risk-weighted assets)	15.14%	14.92%
Tier 1 capital (to risk-weighted assets)	14.23%	14.03%
Common equity tier 1 capital (to risk-weighted assets)	14.14%	13.94%
Tier 1 capital (to adjusted total assets)	10.40%	10.27%

Columbia Bank:
Total capital (to risk-weighted assets)	14.29%	14.09%
Tier 1 capital (to risk-weighted assets)	13.38%	13.20%
Common equity tier 1 capital (to risk-weighted assets)	13.38%	13.20%
Tier 1 capital (to adjusted total assets)	9.79%	9.67%

(1) Estimated ratios at March 31, 2026

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2026	2025
	(Dollars in thousands)
Total stockholders' equity	$1,173,722	$1,160,728
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(6,471)	(6,946)
Total tangible stockholders' equity	$1,056,536	$1,043,067

Shares outstanding	104,142,951	103,984,649

Book value per share	$11.27	$11.16
Tangible book value per share	$10.15	$10.03

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2026	2025
	(In thousands)
Net income	$13,099	$8,900
Add: severance expense, net of tax	—	163
Add: merger-related expenses, net of tax	1,787	—
Core net income	$14,886	$9,063

Return on Average Assets
	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Net income	$13,099	$8,900

Average assets	$11,024,637	$10,562,982

Return on average assets	0.48%	0.34%

Core net income	$14,886	$9,063

Core return on average assets	0.55%	0.35%

Return on Average Equity
	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Total average stockholders' equity	$1,166,923	$1,090,669
Add: severance expense, net of tax	—	163
Add: merger-related expenses, net of tax	1,787	—
Core average stockholders' equity	$1,168,710	$1,090,832

Return on average equity	4.55%	3.31%

Core return on core average equity	5.17%	3.37%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Tangible Equity
	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Total average stockholders' equity	$1,166,923	$1,090,669
Less: average goodwill	(110,715)	(110,715)
Less: average core deposit intangible	(6,771)	(8,784)
Total average tangible stockholders' equity	$1,049,437	$971,170

Core return on average tangible equity	5.75%	3.78%

Efficiency Ratios
	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Net interest income	$60,391	$50,325
Non-interest income	6,747	8,471
Total income	$67,138	$58,796

Non-interest expense	$47,487	$43,845

Efficiency ratio	70.73%	74.57%

Non-interest expense	$47,487	$43,845
Less: severance expense	—	(220)
Less: merger-related expenses	(1,823)	—
Core non-interest expense	$45,664	$43,625

Core efficiency ratio	68.02%	74.20%